EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Prana Biotechnology Limited (the “Company”) 2004 American Depository Share (ADS) Option Plan, of our report dated September 25, 2008, relating to the Company’s consolidated financial statements as of June 30, 2008 and 2007 and for each of the two years in the period ended June 30, 2008 included in its Annual Report on Form 20-F for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Melbourne, Victoria, Australia
25 September 2008